                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                  SCHEDULE 13G


                             (Amendment No. _____)*


                              CompleTel Europe N.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   N21590 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 30, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this statement is filed:

               / /  Rule 13d-1(b)

               / /  Rule 13d-1(c)

               /X/  Rule 13d-1(d)
------------------------

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 Pages



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------------------------------                   ------------------------------
     CUSIP No.  N21590 10 9            13G          Page  2  of   9  Pages
               -------------                             ---    -----
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSON

          Madison Dearborn Capital Partners II, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) / /
                                                                        (b) /x/
-------------------------------------------------------------------------------
      3   SEC USE ONLY

-------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
            NUMBER OF               5   SOLE VOTING POWER

             SHARES                     - 0 -
                                    -------------------------------------------
          BENEFICIALLY              6   SHARED VOTING POWER

           OWNED BY                     64,573,990 (See Item 4)
                                    -------------------------------------------
             EACH                   7   SOLE DISPOSITIVE POWER

           REPORTING                    - 0 -
                                    -------------------------------------------
            PERSON                  8   SHARED DISPOSITIVE POWER

             WITH                       64,573,990 (See Item 4)
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          64,573,990 (See Item 4)
-------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            / /
-------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          40.22%
-------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------




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------------------------------                   ------------------------------
     CUSIP No.  N21590 10 9            13G          Page  3  of   9  Pages
               -------------                             ---    -----
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSON

          Madison Dearborn Partners II, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) / /
                                                                        (b) /x/
-------------------------------------------------------------------------------
      3   SEC USE ONLY

-------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
            NUMBER OF               5   SOLE VOTING POWER

             SHARES                     - 0 -
                                    -------------------------------------------
          BENEFICIALLY              6   SHARED VOTING POWER

           OWNED BY                     64,573,990 (See Item 4)
                                    -------------------------------------------
             EACH                   7   SOLE DISPOSITIVE POWER

           REPORTING                    - 0 -
                                    -------------------------------------------
            PERSON                  8   SHARED DISPOSITIVE POWER

             WITH                       64,573,990 (See Item 4)
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          64,573,990 (See Item 4)
-------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            / /
-------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          40.22%
-------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------



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------------------------------                   ------------------------------
     CUSIP No.  N21590 10 9            13G          Page  4  of   9  Pages
               -------------                             ---    -----
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSON

          Madison Dearborn Partners, Inc.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) / /
                                                                        (b) /x/
-------------------------------------------------------------------------------
      3   SEC USE ONLY

-------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
            NUMBER OF               5   SOLE VOTING POWER

             SHARES                     - 0 -
                                    -------------------------------------------
          BENEFICIALLY              6   SHARED VOTING POWER

           OWNED BY                     64,573,990 (See Item 4)
                                    -------------------------------------------
             EACH                   7   SOLE DISPOSITIVE POWER

           REPORTING                    - 0 -
                                    -------------------------------------------
            PERSON                  8   SHARED DISPOSITIVE POWER

             WITH                       64,573,990 (See Item 4)
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          64,573,990 (See Item 4)
-------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            / /
-------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          40.22%
-------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------


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------------------------------                   ------------------------------
     CUSIP No.  N21590 10 9            13G          Page  5  of   9  Pages
               -------------                             ---    -----
------------------------------                   ------------------------------

ITEM 1(a)      NAME OF ISSUER:

               CompleTel Europe N.V.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Kruisweg 609
               2131 NA Hoofddosp
               The Netherlands

ITEM 2(a)      NAME OF PERSON FILING:

               This Schedule 13G is being filed jointly by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"):

               Madison Dearborn Capital Partners II, L.P.
               Madison Dearborn Partners II, L.P.
               Madison Dearborn Partners, Inc.,

or collectively, the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2001, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

               Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or
Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the principal business office of each of the Reporting Persons is:

Three First National Plaza
Suite 3800
Chicago, Illinois 60602

ITEM 2(c)      CITIZENSHIP:

               Each of the Reporting Persons is an entity organized under the laws of the State of Delaware.



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------------------------------                   ------------------------------
     CUSIP No.  N21590 10 9            13G          Page  6  of   9  Pages
               -------------                             ---    -----
------------------------------                   ------------------------------


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Ordinary Shares, par value E0.10 per share (the "Ordinary
               Shares").

ITEM 2(e)      CUSIP NO.:

               N215 90 10 9

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b),CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable.

ITEM 4         OWNERSHIP:

               (a)  AMOUNT BENEFICIALLY OWNED:


               Madison Dearborn Capital Partners II, L.P. ("MDCP II") directly owns 34,880,666 Ordinary Shares. In addition, MDCP II owns 29,693,324 Ordinary Shares indirectly through CompleTel LLC (which, in turn, holds such shares indirectly through CompleTel (N.A.) N.V.). Thus, MDCP II beneficially owns an aggregate of 64,573,990 Ordinary Shares.

               MDCP II is managed by its general partner, Madison Dearborn Partners II, L.P. ("MDP II"). Dispositive and voting power of securities owned by MDCP II is shared at MDP II by an advisory committee of limited partners of MDP II and by the general partner of MDP II, Madison Dearborn Partners, Inc. ("MDP INC."). For purposes of Rule 13d-3 of the Act, MDP II and MDP Inc. may be deemed to have shared voting and dispositive power with respect to the 64,573,990 Ordinary Shares beneficially owned by MDCP II.

               Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that either MDP II or MDP Inc. is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by MDCP II.

               (b)  PERCENT OF CLASS:


               40.22%. The ownership percentages reported herein are based upon 160,555,222 Ordinary Shares issued and outstanding as of December 31, 2000.

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


               sole power to vote or to direct the vote: -0-

               shared power to vote or to direct the vote: 64,573,990


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     CUSIP No.  N21590 10 9            13G          Page  7  of   9  Pages
               -------------                             ---    -----
------------------------------                   ------------------------------


               sole power to dispose or to direct the disposition of: -0-

               shared power to dispose or to direct the disposition of:
               64,573,990.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10        CERTIFICATION:

               Not applicable.



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------------------------------                   ------------------------------
     CUSIP No.  N21590 10 9            13G          Page  8  of   9  Pages
               -------------                             ---    -----
------------------------------                   ------------------------------

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2001



                     MADISON DEARBORN CAPITAL PARTNERS II, L.P.
                     By: Madison Dearborn Partners II, L.P., its general partner
                     By: Madison Dearborn Partners, Inc., its general partner

                     By:  /s/ Paul J. Finnegan
                          ------------------------------------------------------
                     Its:   Managing Director
                          ------------------------------------------------------

                     MADISON DEARBORN PARTNERS II, L.P.
                     By: Madison Dearborn Partners, Inc., its general partner

                     By:  /s/ Paul J. Finnegan
                          ------------------------------------------------------
                     Its:   Managing Director
                          ------------------------------------------------------

                     MADISON DEARBORN PARTNERS, INC.

                     By:  /s/ Paul J. Finnegan
                          ------------------------------------------------------
                     Its:   Managing Director
                          ------------------------------------------------------



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------------------------------                   ------------------------------
     CUSIP No.  N21590 10 9            13G          Page  9  of   9  Pages
               -------------                             ---    -----
------------------------------                   ------------------------------

                                                                       EXHIBIT A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 13, 2001



                     MADISON DEARBORN CAPITAL PARTNERS II, L.P.
                     By: Madison Dearborn Partners II, L.P., its general partner
                     By: Madison Dearborn Partners, Inc., its general partner

                     By:     /s/ Paul J. Finnegan
                          ------------------------------------------------------
                     Its:    Managing Director
                          ------------------------------------------------------


                     MADISON DEARBORN PARTNERS II, L.P.
                     By: Madison Dearborn Partners, Inc., its general partner

                     By:     /s/ Paul J. Finnegan
                          ------------------------------------------------------
                     Its:    Managing Director
                          ------------------------------------------------------


                     MADISON DEARBORN PARTNERS, INC.

                     By:     /s/ Paul J. Finnegan
                          ------------------------------------------------------
                     Its:    Managing Director
                          ------------------------------------------------------